SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  Statement of Changes in Beneficial Ownership

Filed pursuant to section 16(a) of the Securities Exchange act of 1934, Section 17(a) of the Public Utility Holding act of 1935 or Section 30(f) of the Investment Company Act of 1940


1)       Name and Address of Reporting Person:

         Wong, Ernest S.
         One Greenwich Plaza
         Greenwich, CT 06830


2)       Issuer Name and Ticker or Trading Symbol:

         FactSet Research Systems Inc. (FDS)


3)       IRS Number of Reporting Person (voluntary)


4)       Statement for Month/Year:

         February 1998


5)       If Amendment, Date of Original ( Month/Year):

         Not Applicable


6)       Relationship of Reporting Person to Issuer:

         ( )  Director      (X) Officer (give title below)*       ( )  10% Owner

         ( )  Other (specify below)


        * Senior Vice President, Chief Financial Officer and Secretary

TABLE I -NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security     2. Transaction Date       3. Transaction Code         4. Securities Acquired (A) or
                                                                                  Disposed (D)
                                                   ------------------------     --------------------------------------
                                                       Code           V           Amount        (A) or (D)       Price
--------------------     -------------------       ------------  ----------     -------------  --------------  -------

N/A                      N/A                       N/A            N/A            N/A            N/A             N/A

5.       Amount of Securities Beneficially Owned at End of Month

         5,537

6.       Ownership Form:            Direct (D) or Indirect (I)

         D

7.       Nature of Indirect Beneficial Ownership

         Not Applicable

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g. , puts, calls, warrants, options, convertible securities)

1. Title of              2. Conversion of      3. Transaction     4. Transaction        5. Number of Derivative
   Derivative               Exercise Price        Date               Code                  Securities Acquired (A)
   Security                 of Derivative                                                  or Disposed (D)
                            Security
--------------           -----------------     ---------------    -------------------   ---------------------------
                                                                    Code         V            (A)               (D)
                                                                  --------   --------   -------------  ------------

Incentive Stock Option   $30.00                 February 9,1998    A                     7,500


6.   Date Exercisable and Expiration Date (Month/Day/Year)

     20% of option grant (ie, 1,500 options) exercisable on February 9th, 1999,
     2000, 2001, 2002 and 2003; Expiration Date:    February 8, 2008

7.   Title and Amount of Underlying Securities

     FactSet Research Systems Inc. Common Stock - 7,500 shares


8.   Price of Derivative Security

     N/A

9.   Number of Derivative securities Beneficially Owned at End of Month

     41,963 stock options

10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

     D

11.  Nature of Indirect Beneficial Ownership

     N/A

Explanation of Responses:

     N/A

                                        Signature of Reporting Person
                                        FactSet Research Systems Inc.

Dated:  March  5, 1998                  /s/  Ernest S. Wong
                                        ---------------------------------------
                                             Ernest S. Wong